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Exhibit 10.37

EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and effective as of the first day of January, 1999, by and between PARK PLACE ENTERTAINMENT CORPORATION, a Delaware corporation ("Employer") and CLIVE S. CUMMIS ("Employee").

        In consideration of the premises and of the covenants and agreements herein contained, the parties agree as follows:

        1.    Employment

        A.    Employer hereby employs Employee in the capacities of Executive Vice President/Law and Corporate Affairs, and Secretary of the corporation, and such other capacity or capacities of equal status and responsibility as the Chief Executive Officer ("CEO") of Employer shall from time to time determine, reporting directly and solely to Employer's CEO, and Employee hereby accepts such employment, all upon and subject to the terms and conditions herein set forth.

        B.    During the term of his employment hereunder Employee shall devote his best efforts to such employment and perform such duties as are reasonably assigned or delegated to him by Employer, consistent with his position and capacities hereunder and such other related position(s) and capacity or capacities as the CEO of Employer shall from time to time determine. While it is understood and agreed that Employee's job capacities may change at Employer's discretion during the Term of this Agreement, his general level of responsibility shall not be substantially reduced at any time. Furthermore, Employee agrees that Employer may direct him to perform some or all of his duties hereunder for the benefit of subsidiaries and affiliates of Employer. Employee shall devote his entire working time and attention to the business and related interests of, and shall be loyal to, Employer and its subsidiaries and affiliates, and Employee agrees to render services hereunder on behalf of Employer and/or on behalf of such subsidiaries and affiliates.

        C.    Except as otherwise set forth in subparagraph (4) immediately below, during the term of his employment hereunder Employee shall not:

          (1)  Render services of a business, professional or commercial nature to any person or entity other than as provided in this Agreement, directly or indirectly, whether for compensation or otherwise, except that this prohibition shall not be construed to prevent Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made and which are not in violation of subparagraph (2) immediately below, or from engaging in charitable activities so long as such activities do not interfere with the performance of his duties hereunder.

          (2)  Engage in any activity competitive with or adverse to the welfare or business or related interests of Employer or any of its subsidiaries or affiliates, whether alone, as a partner, officer, director, employee or shareholder of any other corporation or other entity, or otherwise, directly or indirectly, except that the ownership of not more than one percent (1%) of the stock of any one or more publicly traded corporations shall not be deemed violative of this subparagraph (2);

          (3)  Be engaged by any person or entity which conducts business with or acts as consultant or advisor to Employer or any of its subsidiaries or affiliates, whether alone, as a partner, officer, director, employee or shareholder of any other corporation or entity, or otherwise, directly or indirectly, except that ownership of not more than one percent (1%) of the stock of any one or more publicly traded corporations shall not be deemed violative of this subparagraph (3).

          (4)  Anything to the contrary notwithstanding, Employee shall be permitted to remain an active member of the law firm of Sills Cummis Radin Tischman Epstein & Gross, P.A. and its successors, and subject to devoting his principal time to the affairs of Employer pursuant to this Agreement, Employee shall be permitted to devote working time and attention to the affairs of and the practice of law for such law firm.

        D.    Employee acknowledges and agrees that he shall perform his duties hereunder at such principal business locations in Nevada or New Jersey as Employer's CEO may from time to time determine.

        2.    Term.    The term of this Employment Agreement ("Term") shall begin on the effective date stated above and shall continue for four (4) years from such date; and unless the Term is extended by mutual agreement, the Term shall continue thereafter from month-to-month until termination by either party in his or its sole discretion upon thirty (30) days written notice.

        3.    Compensation.

        A.    In consideration of the services to be rendered by Employee hereunder, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept, the sum of $650,000.00 (the "Base Salary") for each twelve (12) month period following the effective date of this Agreement, which shall be paid on regularly recurring pay periods established by Employer. The Base Salary shall be subject to increase (not decrease) pursuant to periodic review by Employer, provided that any determination to increase the Base Salary shall be within Employer's sole discretion.

        B.    It is further understood by both parties that, in addition to the Base Salary, a bonus payment will be made to Employee on an annual basis in such amount as is determined by Employer in accordance with Employer's bonus plan as then in effect.

        4.    Vacation and Other Benefits.

        A.    Employee shall be entitled to a reasonable vacation each year of his employment hereunder, as well as other employment benefits, including the use of a car in Nevada, if necessary, and death and retirement plans, and group insurance programs for medical, hospitalization, life, and long term disability, and the like, afforded in general to senior executives of Employer of comparable status and tenure, and consistent with Employer's policies for executive employment benefits. Employer may, at its sole discretion, change such benefits policies.

        B.    Employee shall be awarded an option to acquire an aggregate of five hundred thousand (500,000) shares of Employer's common stock, which shall be exercisable, while his employment hereunder continues in effect and subject to the exception provided in paragraph 7C hereof, at the rate of one hundred twenty-five thousand (125,000) shares per year, on the first anniversary date of the grant and each year thereafter on such anniversary date, for a total of four (4) years, all at the same per share price equal to the "strike price" of such stock as fixed by the Board of Directors on the date of the formal grant of such option.

        5.    Expenses.

        Employer shall pay or cause to be paid all reasonable expenses incurred by Employee in the performance of his responsibilities and duties for Employer hereunder, as well those reasonably incurred in the promotion of Employer's business, including but not limited to the costs of licensing or qualification as may be required by any gaming jurisdiction. Employee shall submit to Employer periodic statements of all expenses so incurred. Subject to such audits as Employer may deem appropriate, Employer shall, promptly and in the ordinary course, reimburse Employee the full amount of any such expenses advanced by Employee.

        6.    Covenants and Confidential Information.

        A.    Employee agrees that, for the applicable period specified below, he shall not, directly or indirectly, do any of the following:

          (1)  Own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as a consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business which is engaged in any manner in the operation of any gaming venture(s), respecting casinos, Indian gaming, river boat gaming, or otherwise, within any county of any state in which there is located any gaming facility owned, managed or under development to be owned or managed by Employer ("Facility"), determined as of the date Employee ceases to be employed hereunder; provided, that the ownership of not more than one percent (1%) of the stock of any one or more publicly traded corporations shall not be deemed a violation of this subparagraph (1);

          (2)  Induce any person who is an employee, officer or agent of Employer or of any subsidiary or affiliate of Employer, to terminate such relationship.

          (3)  Employ, assist in employing, or otherwise be associated in business with any present or former employee or officer of Employer or of any subsidiary or affiliate of Employer, including without limitation those who commence such positions with Employer or any such subsidiary or affiliate, after the effective date hereof.

          (4)  Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with or contrary to the interests of Employer, the customer lists, proprietary and confidential inventions, ideas, discoveries, marketing methods, product research or other data or any other methodologies of Employer (collectively, "Confidential Information"), it being acknowledged by Employee that all such Confidential Information compiled or obtained by, or furnished to, Employee while he is or was employed by or associated with Employer, is confidential and proprietary information which is the exclusive property of Employer.

        B.    The provisions of subparagraphs 6A(1) through 6A(4) hereof shall be operative throughout the Term except as provided in the remainder of this paragraph 6B. In the event (i) of a "Change in Control", the provisions of subparagraphs 6A(1), 6A(2) and 6A(3) shall be operative only so long as Employee remains an employee of Employer, and (ii) Employee is terminated for "Cause" (as defined in paragraph 8 hereof), the provisions of subparagraphs 6A(1), 6A(2) and 6A(3) shall be operative during the Term and for a period of one (1) year thereafter. All obligations created by the terms of subparagraph 6A(4)

are of a continuing nature and shall remain in effect at all times during Employee's period of employment hereunder and for a period of five (5) years thereafter; provided, that if at any time following the termination of this Agreement any Confidential Information shall become part of the public domain through no fault of Employee, then the restrictions and limitations of subparagraph 6A(4) shall not apply to such particular information.

        C.    Employee expressly agrees and understands that the remedy at law for any breach by him of any of the provisions of this paragraph 6 will be inadequate and that the damages flowing from such breach are not readily susceptible of being measured in monetary terms. Accordingly, it is acknowledged that Employer shall be entitled to immediate injunctive relief, and if the court so permits may obtain a temporary order restraining any threatened or further breach. Nothing contained in this paragraph 6 shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of any of the provisions of this paragraph 6 which may be pursued or availed of by Employer. Any covenant on Employee's part contained in this paragraph 6 which may not be specifically enforceable, shall nevertheless, if breached, give rise to a cause of action for monetary damages.

        D.    Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under this paragraph 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer, and do not confer a benefit upon Employer disproportionate to the detriment to Employee.

        E.    For purposes of this paragraph 6, the term "Employer" shall be deemed to mean Employer and/or any of its subsidiaries or affiliates, together with their respective successors or assigns

        F.    If any of the covenants contained in this paragraph 6 are determined by a court of competent jurisdiction to be unenforceable or invalid because of the geographic scope or time duration of such restrictions, such provisions shall be deemed retroactively modified to provide for the maximum geographic scope and time duration that would permit such provisions to be valid and enforceable. However, no such retroactive modification shall affect any of Employer's rights hereunder arising out of the breach of any such covenant, including without limitation Employer's right to terminate this Agreement without further liability to Employee. The parties hereby authorize a court of competent jurisdiction to reform this Agreement to give effect to the retroactive modification provisions contained in this paragraph 6F.

        7.    Illness, Incapacity or Death During Employment.

        A.    If Employee is unable to perform services hereunder by reason of illness or incapacity resulting in a failure to discharge his duties under this Agreement for six (6) or more consecutive months, then upon thirty (30) days notice, Employer may terminate the employment of Employee under this Agreement, and upon such termination Employee shall be paid (i) his Base Salary on a pro-rata basis to the date of termination through the thirty (30) day notice period, and (ii) an amount equal to his prior year's bonus on a pro-rata basis to the date of termination through the thirty (30) day notice period.

          (1)  In the event of such termination, Employee shall have the right to the assignment of any and all Employer group insurance policies or health protection plans if and to the extent that such policies and plans permit assignment out of the group to the individual Employee.

          (2)  In the event that Employer elects to terminate this Agreement by reason of

Employee's illness or incapacity, then Employee shall be entitled to all Long Term Disability ("LTD") benefits provided to senior officers of Employer. The benefit amount to which Employee shall be entitled hereunder shall be 60% of his Base Salary as of the date of termination, without reference to set-offs or caps existing in any LTD plan.

        B.    In the event of Employee's death, all obligations of Employer under this Agreement shall terminate other than the payment of (i) any unpaid portion of Employee's Base Salary on a pro-rata basis accrued to the date of death, (ii) reimbursement of all expenses reasonably incurred by Employee in performing his responsibilities and duties for Employer prior to and including such date, (iii) applicable insurance and other group benefits proceeds, and (iv) an amount equal to his prior year's bonus on a pro-rata basis to the date of termination.

        C.    If Employee's employment hereunder is terminated by reason of his illness or incapacity as provided in A immediately above or his death as provided in B immediately above, then Employee or his personal representative(s), as applicable, shall have the right to exercise the option for 125,000 shares of Employer's common stock on the applicable anniversary date for the year in which the employment was terminated, as otherwise provided in paragraph 4C hereof

        8.    Termination for Cause; Without Cause.

        A.    The employment of Employee under this Agreement may be terminated by Employer for Cause at any time. If Employer properly terminates Employee's employment hereunder for Cause, it shall be without liability to Employee except for all amounts and benefits accrued but not paid to the date of such termination. For all purposes of this Agreement, the term "Cause" means:

          (1)  Employee's material fraud, dishonesty, willful misconduct or gross negligence in the performance of his duties hereunder, including willful failure to perform such duties as may properly be assigned him hereunder;

          (2)  Employee's material breach of any provision of this Agreement; or

          (3)  Employee's failure to qualify (or having so qualified being thereafter disqualified or suspended) under any suitability or licensing requirement to which Employee may be subject by reason of his position with Employer or any of its affiliates or subsidiaries, under the laws of New Jersey, except that any such failure to qualify or disqualification or suspension resulting from Employer's corporate conduct, rather than Employee's individual conduct, shall not constitute "Cause" hereunder.

        B.    Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under law, pursuant to this Agreement or otherwise.

        C.    In the event Employer exercises its right under this paragraph 8 to terminate this Agreement for Cause, Employee shall have the right to challenge such action by seeking arbitration. Such arbitration proceeding shall commence by Employee filing a written demand therefor with the American Arbitration Association ("AAA"), New York City office, within twenty (20) days of receipt of Employer's notice of termination. Subject to the provisions of paragraph 12 hereof, such arbitration shall be governed by AAA Labor Arbitration Rules.

        D.    The employment of Employee under this Agreement may be terminated without Cause at any time. In any such case Employer shall have no liability arising out of such termination except for the following severance obligations to Employee: Employee shall have the same rights provided in paragraphs 9B and 9C hereof, as if such termination without Cause had occurred following a Change in Control.

        9.    Optional Termination Upon Change In Control.

        A.    In the event there is a Change in Control of Employer, Employee may, at his option, terminate this Agreement at any time thereafter upon thirty (30) days written notice to Employer. If Employee exercises this right to terminate, no later than the last day of his employment, he shall be paid a lump sum amount equal to twelve (12) months Base Salary within ten (10) days thereafter.

        B.    In the event there is a Change in Control of Employer and the successor in control terminates this Agreement without Cause, then in lieu of the payment provided for in A immediately above, Employee shall be paid a lump sum amount equal to (i) twenty-four (24) months Base Salary or his Base Salary for the balance of the Term, whichever is greater, plus (ii) the greater of the average of the bonuses, if any, paid to Employee by Employer for the three (3) prior years or the amount of the bonus, if any, paid to Employee by Employer for the prior year, within ten (10) days thereafter. If the successor in control changes Employee's title, compensation or reporting responsibilities, or substantially changes his duties or functions from those which he previously performed hereunder, the successor in control shall be deemed to have terminated Employee's services without Cause.

        C.    In any case where this Agreement is terminated pursuant to paragraph 9A or paragraph 9B hereof, all of Employee's stock options provided for in paragraph 4B hereof which have not then been exercised shall immediately and automatically become exercisable by Employee, in whole or in part at any time and from time to time thereafter, at the per share price described in paragraph 4B hereof.

        D.    For purposes of this Agreement, a "Change in Control" means a change in control of Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the effective date of this Agreement (the "Exchange Act"), whether or not Employer is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

          (1)  Arthur M. Goldberg ceases to be CEO of Employer;

          (2)  any "person" (as defined in subsections 13(d) and 14(d) of the Exchange Act) other than Arthur M. Goldberg or any person with which Arthur M. Goldberg is affiliated or of which he is a part, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 20% or more of the combined voting power of Employer's then outstanding securities;

          (3)  during any period of two (2) consecutive years or less (not including any period prior to the effective date of this Agreement) there shall cease to be a majority of the Board of Directors of Employer comprised of Continuing Directors (as defined below); or

          (4)  the stockholders of Employer approve (i) a merger or consolidation of Employer with any other corporation, other than a merger or consolidation that would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a plan of complete liquidation of Employer or an agreement for the sale or other disposition by Employer of all or substantially all of its assets.

        As used herein, the term "Continuing Directors" means individuals who constitute the Board of Directors of Employer as of the effective date of this Agreement and any new director(s) whose election by such Board or nomination for election by Employer's stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors as of the effective date of this Agreement or whose election or nomination for election was previously so approved.

        E.    (1) If it shall be determined that any payment, distribution or benefit received or to be received by Employee from Employer ("Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), then Employee shall be entitled to receive an additional payment (the "Excise Tax Gross-Up Payment") in an amount such that the net amount retained by Employee, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this paragraph 9E, shall be equal to the Payments. In determining this amount, the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income and employment taxes. Finally, the Excise Tax Gross-Up Payment shall be reduced by income, employment or excise tax withholding payments made by Employer or any affiliate of any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Employee.

        (2)  All determinations required to be made under this paragraph 9E, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in subparagraph 9E(1) hereof, shall be made by Employer's independent auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to Employer and Employee within fifteen (15) business days after Employer makes any Payments to Employee. The determination of tax liability made by the Accounting Firm shall be subject to review by Employee's tax advisor, and, if Employee's tax advisor does not agree with the final determination reached by the Accounting Firm, then the Accounting Firm and Employee's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the final determination. All fees and expenses of the accountants and tax advisors retained by either Employee or Employer, or by both pursuant to this subparagraph 9E(2), shall be borne by Employer. Any Excise Tax Gross-Up Payment, as determined pursuant to this paragraph 9E, shall be paid by Employer to Employee within five (5) days after Employer's receipt of the final determination. Any final determination by a jointly designated public accounting firm shall be binding upon Employer and Employee, and not subject to appeal.

        (3)  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by Employer that should have been made consistent with the calculations required to be made hereunder ("Underpayment"). In the event that Employee is thereafter required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in subparagraph 9E(1) hereof shall be promptly paid by Employer to or for the benefit of Employee. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from Employer to Employee which shall be repaid in full, together with interest thereon at the rate provided in Section 1274(b)(2)(B) of the Code, on the (fifth) 5th day after written demand by Employer.

        10.    Severable Provisions.

        The provisions of this Agreement are severable, and if any one or more provisions hereof may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable, shall nevertheless be binding and enforceable.

        11.    Binding Agreement.

        The rights and obligations of Employer and Employee under this Agreement shall be binding upon and enure to the benefit of, and be enforceable by and against, the parties hereto and their respective heirs, personal representations, and successors and assigns.

        12.    Attorneys' Fees.

        In the event Employee is required to commence legal action to enforce the provisions of this Agreement and Employee prevails in such action, Employer shall pay Employee's costs and expenses, including reasonable attorneys' fees, incurred in such action.

        13.    Notices.

        Any notice, request, demand, waiver, consent, approval or other communication (a "Notice") which is required or permitted hereunder shall be in writing as referenced below. All Notices may be delivered by telecopier or similar device, with a true copy thereof sent the same day by Federal Express, DHL Courier, or other similar overnight delivery service providing receipt against delivery, and shall be deemed given or made upon receipt thereof. All Notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by a Notice given in accordance with the provisions of this paragraph 13):

If to Employer:	Park Place Entertainment Corporation 26 Main Street Chatham, New Jersey 07928 Attention: General Counsel
If to Employee:	Clive S. Cummis 7 Oak Bend North Llewellyn Park West Orange, NJ 07075

        14.    Waiver.    Either party's failure to enforce any provision(s) of this Agreement shall not in any way be construed as a waiver of any such provision(s) as to any future violation(s) thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative, and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him or it under the circumstances.

        15.    Governing Law.

        This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of New Jersey, without reference to such State's principles of conflict of laws.

        16.    Captions and Paragraph Headings.

        Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

        17.    Entire Agreement.

        This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereof, and may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Employer:
PARK PLACE ENTERTAINMENT CORPORATION
By:	/s/ Arthur M. Goldberg Arthur M. Goldberg Chief Executive Officer
Employee:
/s/ Clive S. Cummis Clive S. Cummis

AGREEMENT

        THIS AGREEMENT, made and entered into as of December 31, 2001, by and between Park Place Entertainment Corporation, a Delaware corporation (the "Company"), with its principal office in Las Vegas, NV, and Clive S. Cummis, an individual residing at 7 Oak Bend North, Llewellyn Park, West Orange, NJ 07075 ("Cummis"), reads as follows:

        I.    RECITALS

          1.    The Company and Cummis are party to that certain Employment Agreement entered into as of January 1, 1999, which expires on December 31, 2002 (the "Prior Agreement"). The Company and Cummis have mutually agreed that Cummis' will resign his executive officer positions with the Company, effective as of December 31, 2001 and that Cummis will transition out of his duties and employment over a period beginning on January 1, 2002 and ending with Cummis retiring from employment on December 31, 2004 (the "Retirement Date").

          2.    The Company and Cummis wish to enter into a new agreement, effective January 1, 2002, to (a) supercede the Prior Agreement, except as specifically noted below, and (ii) provide for transitional services to be rendered by Cummis in a manner reasonably requested by the Company's Chief Executive Officer (the "CEO") prior to the Retirement Date.

        II.    SUBSTANTIVE PROVISIONS

        In consideration of the mutual promises contained in this Agreement, the Company and Cummis, intending to be legally bound, agree as follows:

          1.    The Company and Cummis agree that the Prior Agreement is terminated and superceded by this Agreement, effective on December 31, 2001, except as noted in Section 4 below. Effective on such date, Cummis shall resign all offices with the Company and all affiliates, except his position as Vice-chairman and a member of the board of directors of the Company. The parties further agree that Cummis shall continue in employment and perform such limited duties for the Company as Senior Advisor to the CEO, beginning on January 1, 2002, and shall finally end his employment on the Retirement Date. During the term, Cummis shall be permitted to accept another position; provided, however, that Cummis agrees to fully cooperate with the Company in providing information or knowledge, and to permit his deposition to be taken, in connection with any existing or future litigation against the Company, whether administrative, civil or criminal in nature.

          2.    In consideration of the employment under Section 1 and the obligations undertaken by Cummis under Section 1 and 4, the Company shall pay or cause to be paid or provided to Cummis, subject to applicable employment and income tax withholdings and deductions, the following amounts and benefits:

            (a)  Compensation through the Resignation Date of $1,000 per month, paid in a manner consistent with the Company's general payroll practices on the first business day of each month.

            (b)  In full and complete satisfaction of all obligations of the Company under the Prior Agreement, the sum of $1,464,000, payable in equal bi-weekly installments from January 1, 2002 through the Retirement Date.

            (c)  A bonus for the Company's fiscal year ended December 31, 2001 in such amount as shall be determined by the compensation committee of the board in accordance with the formula previously adopted by such committee, payable promptly following such determination.

            (c)  A continuation of insurance coverage (group health, life, and long term disability) as in effect on the date of this Agreement, as the same may be changed from time to time for employees generally, through the Retirement Date, or the earlier date that any such coverage is available from another employer, and Cummis agrees to keep the Company fully informed as to any other coverage so provided.

            (d)  Continued vesting of existing stock options through the Retirement Date at which time all options shall expire and no longer be exercisable. In the event of Cummis' death prior to the Retirement Date, such options will be exercisable only until the earlier of twelve months following Cummis' death or the Retirement Date.

    All payments and benefits under this Section 2 (except as otherwise provided in subparagraph (d)) shall be made to Cummis (or his estate) regardless of whether he dies or becomes disabled during the period in which payments are to be made.

          3.    Cummis agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Cummis all other amounts due and owing based on his prior services.

          4.    (a) Notwithstanding the termination of the Prior Agreement, Cummis agrees that all of the provisions of Sections 6A., C., D., E., and F. of the Prior Agreement shall continue in full force and effect through the Retirement Date or until the resolution of any dispute instituted thereunder.

                  (b)  Nothing in this Section 4 shall be construed to prohibit Cummis from being connected as a partner, principal, shareholder, associate, counsel or otherwise with another lawyer or a law firm which performs services for clients engaged in any business or enterprise that is competitive with any business or enterprise in which the Company is engaged, provided that Cummis, so long as he is a director of the Company, is not personally involved, directly or indirectly, in performing services for any such clients during the period specified in the Prior Agreement and provided further that such lawyer or law firm takes reasonable precautions to screen Cummis from participating for the period specified in the Prior Agreement in the representation of any such clients.

          5.    Cummis represents and acknowledges that (a) Cummis has been advised by the Company to consult Cummis's own legal counsel in respect of this Agreement, and (b) that Cummis has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Cummis' counsel.

          6.    Cummis hereby certifies that he has read the terms of this Agreement, that he has the opportunity to discuss it with his attorney, and that he understands its terms and effects. Cummis acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to Cummis concerning the terms or effects of this Agreement other than those contained herein.

          7.    The parties hereto agree that if any part of this Agreement is determined to be invalid, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall not be affected and will remain in full force and effect.

          8.    This Agreement may be assigned to any subsidiary, affiliate or successor of the Company and shall inure to the benefit of and be binding upon the Company and Cummis and the successors and assigns of each; provided, however, that any assignment by the Company shall not relieve it of its obligation to ensure the satisfaction of its obligations to Cummis as required by Section 2. Cummis may not assign any of his personal undertakings hereunder.

          9.    The Company and Cummis mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held in Atlantic City, NJ, of all claims or controversies arising out of this Agreement other than a claim that is primarily for an injunction or other equitable relief. The Company and Cummis shall share the fees and costs of the arbitrator and all other costs of a party in connection with any arbitration, including legal fee and expenses, shall be borne by the party incurring the cost(s).

          10.  This Agreement shall be interpreted and enforced under the laws of the State of New Jersey.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:	PARK PLACE ENTERTAINMENT CORPORATION

	By:	/s/ STEVEN BELL

Secretary		Steven Bell Senior Vice President
/s/ CLIVE S. CUMMIS

Witness	Clive S. Cummis

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  Exhibit 10.37
EXECUTIVE EMPLOYMENT AGREEMENT
AGREEMENT